THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the ____ day of August 2023, by and between ReElement Technologies LLC, an Indiana limited liability company (the "Company") and wholly owned subsidiary of American Resources Corporation, a Florida corporation ("ARC"), both with a mailing address of PO Box 606, Fishers Indiana 46038, and Ben M. Wrightsman, an individual residing at _______________ _______, IN _________ (the "Executive").

-PRELIMINARY STATEMENTS-

A. The Company and Executive desire to enter into this Agreement to establish the terms and conditions of the employment for Executive by the Company as its President.

B. Executive acknowledges that the Company has acquired or developed certain proprietary information at considerable expense and that any unauthorized disclosure or use of this information would adversely affect the successful conduct of the Company's business.

NOW, THEREFORE, in consideration of the recitals and mutual promises contained herein, the parties hereto agree as follows:

AGREEMENT:

1. Employment. The Company hereby employs Executive as its President and Executive accepts employment by the Company and agrees to serve the Company as its President, upon the terms and conditions hereinafter set forth.

2. Term. The term of Executive's employment shall be for a period commencing on the date hereof and ending on December 31, 2024, and thereafter for additional one year periods thereafter at the mutual consent of the Executive, the Chief Executive Officer of the Company, and the Board of Directors, for which said consent to extend the term of this Agreement shall be decided between the aforementioned parties no later than thirty (30) days prior to end of the then-current term, or unless and until Executive's employment terminates prior thereto as provided in Section 5 (the "Term"). At the end of the Term, the provisions of Sections 1, 2, 3, 4 (except Section 4(i) to the extent provided for in that Section) and 5 shall no longer be applicable; however, the other provisions of this Agreement shall remain in full force and effect.

3. Duties; Standard Of Services. Executive shall be employed by the Company as its President, reporting to the Chief Executive Officer of ARC the Company (the "CEO"). Subject to review and directions by the CEO, and in conjunction with the CEO, Executive shall have supervision and control over, and responsibility for, the oversight of the Company's strategic and operational functions. Executive shall also have such other powers and duties as the CEO may reasonably prescribe from time to time, provided such duties are consistent with his status as the President of the Company. For so long as he is employed hereunder, Executive shall, and in conjunction with the Officers, (a) devote adequate time and energy to the business and affairs of the Company as directed by the CEO, (b) perform his duties hereunder effectively, diligently, and to the best of his skill and ability, (c) use his best efforts, skill and ability to promote the interests of the Company, and (d) perform any and all other duties that may be required of him by virtue of his position as the President of the Company. The duties mentioned under this Section 3 shall not prevent Executive from involvement in any organizations, clubs,

board memberships, or similar groups, nor prevent Executive from maintaining any personal investments in any entities, provided that the membership to, of investment of, any of the foregoing does not directly conflict with the role or fiduciary obligations of Executive under this Agreement or prevent Executive from performing his duties under this Agreement.

4. Compensation and Benefits. For the services to be rendered by Executive hereunder, the Company shall, during the Term, pay compensation and provide benefits to Executive as follows:

(a) Annual Base Salary. The Company shall pay Executive a minimum annual base salary of $250,000 per year, payable weekly ("Base Salary"), less any withholdings of tax or other amounts required by law with respect to such Base Salary or any employee benefits provided to or for the benefit of Executive.

(b) Stock Purchase Bonus. Executive shall be issued qualified options under the 2023 Omnibus Incentive Plan (the "ISO") in the amount of 250,000 options (the "Options"). The Options will be issued to the Executive as of the date of this Agreement, shall vest equally over five years and have a seven-year term.

(c) Discretionary Bonus. Executive shall be offered a discretionary bonus based on Executive's performance over the course of the Term, in relation to the performance of the Company. Discretionary Bonus will be made at the discretion of the CEO in consultation with the Board of Directors. Expectations of Executive in relation to achievement of any discretionary bonus will be communicated to Executive by the CEO periodically throughout the Term of this Agreement.

(d) Expense Reimbursement. The Executive shall be reimbursed for his reasonable direct, out-of-pocket, ordinary and necessary business expenses incurred in the performance of his duties hereunder. In addition, the Company shall reimburse Executive for all reasonable and pre-approved travel, entertainment, and similar expenses that Executive incurs in during the course of Company business, including any incidental expenses related to the foregoing, subject to policies and directives from Company.

(e) Vacation; Sick Pay; Holidays. Executive shall be entitled to paid vacation during the Term in accordance with the Company's vacation policy for officers, generally. Executive shall also be entitled to all paid holidays given by the Company to its employees, generally, and a reasonable number of paid sick days as determined by the Officers from time to time. The number of days subject to paid vacation shall be unlimited, subject to Company deadlines and deliverables, and subject to the best judgement of Executive at the time of the vacation.

(f) Benefits. Executive shall be eligible to participate in the employee benefit plans which the Company maintains from time to time for its executive employees generally. Participation in such plans shall be subject to the same eligibility requirements, in accordance with the same terms and conditions, as are applicable to other officers and employees of the Company. Nothing paid to the Executive under any employee benefit plan shall be deemed to be

in lieu of the Annual Base Salary or Performance Bonus which is payable to Executive pursuant to the terms of this Agreement.

(g) Indemnification. The Company will, to the maximum extent permitted by law, indemnify and hold the Executive harmless against expenses, including reasonable attorney fees, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the Executive's actions or omissions taken within the scope of his employment on behalf of the Company. However, the Executive shall not be entitled to indemnification where his actions or omissions are a result of his gross negligence or willful misconduct. The Company will advance to the Executive any expense incurred in defending any such proceeding to the maximum extent permitted by law.

5. Termination of Executive's Employment. The Term shall terminate, and Executive's employment with the Company shall terminate, upon the first to occur of the following events:

(a) For Cause. The CEO reasonably determines that Executive shall be discharged for "Cause," which for purposes of this Agreement shall mean the following:

(i) significant dishonesty by Executive which materially and adversely affects the Company or any customer of or supplier to the Company;

(ii) conduct by Executive which has brought the Company into substantial public disgrace or substantial disrepute;

(iii) a material breach of any term, provision, representation or warranty of Executive under this Agreement which fails to be cured by Executive within a reasonable period of time;

(iv) material failure by Executive to perform his duties outlined within this Agreement.

(v) any material misconduct by Executive in the performance of his duties hereunder which fails to be cured by Executive within a reasonable period of time; or

(vi) any material neglect by Executive of his duties hereunder; provided, that if any breach, misconduct or neglect described in (iii), (iv) or (v), above, is capable of remedy, a written notice and an opportunity to cure such breach, misconduct or neglect shall be afforded Executive, and, in such event, cause shall exist for Executive's discharge only if (x) Executive shall fail to cure such breach, misconduct or neglect within thirty (30) days after notice, or (y) if such breach, misconduct or neglect is timely cured, Executive shall thereafter repeat such breach, misconduct or neglect.

(b) For Good Reason. The Executive shall have the right to terminate this Agreement for "Good Reason" in instances of events such as, or similar to, the following:

(i) significant change in the business model or geographic focus of the Company that inhibits Executive's ability to perform his duties under this Agreement; and

(ii) material change in Executive's (or in the Executive's immediate family's) health that impairs the ability of Executive's ability to perform his duties under this Agreement.

6. Benefits Upon Termination of Employment or Expiration of the Term.

(a) Termination During Term for Cause. If, prior to the expiration of the Term, Executive's employment is terminated for Cause pursuant to Section 5(a), Executive shall be entitled to receive his Base Salary and benefits accrued (but unpaid) at the time of termination under Section 5.

(b) Limitation of Payments Upon Termination. Except as otherwise provided in Sections 6(a), the Company shall have absolutely no obligation to make any payments to Executive, his estate, personal representative, heirs, or beneficiaries, and shall have absolutely no liability to Executive, his estate, personal representative, heirs, or beneficiaries, upon expiration of the Term or upon the sooner termination of Executive's employment pursuant to Section 5.

7. Miscellaneous.

(a) Binding Agreement. This is a contract for personal service by Executive and shall not be assigned by Executive. Except as above provided, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors and assigns. The term Company, as used in this Agreement, shall also include any successors or assigns of the Company, or any surviving corporation to any merger, consolidation or combination of the Company with any other corporation or other entity.

(b) Waiver. The waiver by the Company of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by Executive.

(c) Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof. This Agreement may not be changed orally, but only by an amendment in writing signed by Executive and the Company (and executed by and officer of the Company other than the Executive). Except for accrued but unpaid compensation and benefits as of the date hereof, all prior agreements or understandings concerning Executive's employment by the Company or its predecessor are hereby canceled and superseded by this Agreement.

(d) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, in such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If it shall be determined at any time by any court of competent jurisdiction that any provision of this Agreement or any portion thereof is unreasonably restrictive or unenforceable, then such portions as shall have been determined unreasonably restrictive or unenforceable shall thereupon be deemed to be so amended as to make such restrictions reasonable in the determination of such court, and the provisions, as so amended, shall be enforceable between the parties to the same extent as if such amendment had

been made prior to the date of any alleged breach of such provision. Notwithstanding the foregoing, each party hereto agrees that it has reviewed the provisions of this Agreement, and that the same, taken as a whole, are fair and reasonable.

(e) Headings. The headings contained in this Agreement are for convenience only and shall not be deemed a part of this Agreement in construing or interpreting the provisions hereof.

(f) Governing Law. This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of Indiana, without giving effect to any conflict of law, rule or principle that might require the application of the laws of another jurisdiction.

(g) Dispute Resolution.

(i) In General. If any dispute shall arise between the Executive and the Company as to their rights or liabilities under this Agreement, the dispute shall be exclusively determined, and the dispute shall be settled in the manner set forth herein,

(ii) Mediation. The parties agree to attempt to resolve any dispute, claim or controversy arising out of or relating to this Agreement by mediation, which shall be conducted under the then current mediation procedures of The CPR Institute for Conflict Prevention & Resolution or any other procedure upon which the parties may agree. The parties further agree that their respective good faith participation in mediation is a condition precedent to pursuing any other available legal or equitable remedy, including litigation, arbitration or other dispute resolution procedures.

(iii) Litigation. In the event mediation does not resolve the matters between the parties, any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement will be governed by and construed solely and exclusively in accordance with the laws of state of Indiana.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day, month and year first above written.

REELEMENT TECHNOLOGIES LLC:

By:______________________________
Mark C. Jensen, Chief Executive Officer

EXECUTIVE:

Ben M. Wrightsman